Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of August 18, 2006 (the “Effective Date”), by and between LUFKIN INDUSTRIES, INC., a Texas corporation (the “Company”), and Larry M. Hoes of Lufkin, Texas (the “Executive”).

WHEREAS, the Company wishes to continue the employment of the Executive as a Vice President of the Company, under the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to continue his employment under those terms and conditions;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other consideration mutually acknowledged the Company and the Executive (the “Parties”) agree as follows:

1.     Employment.

The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue his employment with the Company, for the term set forth in Section 2 below, in the positions and with the duties and responsibilities set forth in Section 3 below, at an office location in Lufkin, Texas or such other location as the Parties may mutually agree, and upon such other terms and conditions as are hereinafter stated.

2.     Term.

Subject to renewal and other provisions as hereinafter set forth in this Section 2, the term of the Executive’s employment with the Company shall commence on the Effective Date and shall continue through the second annual anniversary of the Effective Date (the “Initial Term”), unless sooner terminated in accordance with the terms and provisions hereinafter set forth. The Initial Term shall be automatically renewed and extended for a period of twelve (12) months commencing on the first annual anniversary of the Effective Date and on each successive annual anniversary thereafter on the same terms and conditions contained herein in effect as of the time of renewal (the “Extended Term”), unless either Party shall give the other Party written notice, at least sixty (60) days prior to the first annual anniversary of the Effective Date of this Agreement (or, if previously renewed and extended, at least sixty (60) days prior to any succeeding annual anniversary), of the notifying Party’s desire not to renew this Agreement. The non-renewal or non-extension of this Agreement by either Party at the end of the Initial Term or any Extended Term (hereinafter, the “Term,” unless otherwise indicated) shall not be deemed a termination by the Company without Cause (as such term is defined below) and the Executive shall only receive those amounts set forth in Section 5.4 in such circumstances. The Executive shall, unless requested otherwise by the Company, remain in the employ of the Company during the entirety of the remaining Term. Notwithstanding any other provision of this Section 2 to the contrary, in no event shall the Term extend beyond the Executive’s “normal retirement age” under the U.S. Social Security Act, as amended from time to time.

3.     Position and Duties.

(a)    During the Term, the Executive shall serve as Vice President of the Company reporting directly to the President or Chief Operating Officer of the Company. As such, the Executive shall have the responsibilities, duties and authority customarily pertaining to such office and such other duties as may reasonably be assigned to the Executive by the President or Chief Operating Officer of the Company and consistent with such position.

(b)    While employed hereunder, the Executive shall devote his full business time and attention to the operations and activities of the Company, and shall not be employed by, consult with or otherwise render services to, any other business, except with the consent of the Board of Directors of the Company. The foregoing notwithstanding, the Parties recognize and agree that the Executive may engage in passive personal investments and other business, industry, civic and charitable activities that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties hereunder.

4.     Compensation and Benefits.

(a)    Salary. The Company shall pay the Executive a base salary (“Salary”) at an annual rate of $245,000 (the “Base Rate”). Salary shall be payable in accordance with the Company’s payroll practices. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall review with the Executive the Salary during February of each year in the Term, and may adjust such Salary in its sole discretion, provided that such Salary shall never be at an annual rate less than the Base Rate.

(b)   Bonus. The Executive will have an opportunity to receive a bonus with respect to each year during the Term. The level or levels of the annual bonus for each year during the Term and the criteria for entitlement to such level or levels shall be reasonable and reflective of industry norms as shall be determined in good faith by the Company with the advice and counsel of competent compensation consultants of the Company’s choosing who shall currently review such data as may be available with respect to bonuses that are made available to similarly situated executives of companies that are in the same industry and are approximately the same size (based on sales) as the Company. The bonus for any bonus year during the Term shall be paid in the form of a lump sum cash payment on the last day of the bonus year to which the annual bonus relates; provided, however, if calculation of the amount of the annual bonus is not administratively practicable due to events beyond the control of the Company, such annual bonus shall be paid during the first bonus year in which calculation is administratively practicable.

(c)    Employee Benefit Programs. During the Term, the Executive shall be entitled to participate in all employee benefit programs of the Company as in effect from time to time and in which the Company’s senior executives are eligible to participate, subject to the regular eligibility requirements with respect to each such employee benefit program, and such other benefits or perquisites as may be approved for the Executive by the Board of Directors of the Company.

(d)   Other Benefits. During his employment hereunder, the Executive shall be afforded each and every one of the following benefits as incidences of his employment:

(i)   Business and entertainment expenses - the Company will reimburse the Executive for, or pay on behalf of the Executive, reasonable and appropriate expenses incurred by the Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of the Executive’s wife accompanying the Executive on business travel.

(ii)          Club memberships - in addition to the other business and entertainment expenses reimbursable pursuant to item (i) above, the Company shall pay membership fees, dues and assessments for one luncheon or country club membership as the Board of Directors of the Company may deem to be justified by business usage.

(iii)         Annual physical examination - the Company shall pay for the cost of an annual physical examination to be conducted by a doctor or clinic of the Executive’s choosing in Houston, Texas or in Lufkin, Texas up to a maximum of $2,000 per year.

(iv)         Life insurance - the Executive’s life insurance benefit coverage will be the same as that provided to other salaried employees.

Such reimbursements and payments shall be paid in a lump sum in cash not later than the 15th day of the third month following the last day of the calendar year in which the reimbursable costs were incurred or the payment was initially due.

5.     Termination of Employment.

The Executive’s employment is subject to termination during the Term only as provided in this Section 5.

5.1   Death or Disability.

If the Executive’s employment is terminated due to his death or total disability, as determined under the Company’s applicable long-term disability plan, then, subject to the subsequent provisions of this Section 5.1 and Section 23:

(i)   To the extent permitted without contravening the requirements of applicable law, the Executive (or his estate) shall be entitled to receive salary and benefit coverages for a period of six months from and after the date of termination of employment; and

(ii)         The Executive (or his estate) shall be entitled to a bonus payment for the year in which termination occurs equal to the bonus amount paid or payable by the Company to the Executive for the immediately preceding bonus year prorated to reflect the actual number of full weeks worked during the year in which the Executive’s employment terminates.

To the extent that any benefit described in the immediately preceding sentence cannot be provided without contravening the requirements of applicable law because the Executive ceased to be employed by the Company, the Company shall pay an amount hereunder equal to its cost of providing such benefit for the period described in the immediately preceding sentence and such amount shall be payable in accordance with the Company’s payroll procedures commencing with the first payroll period that begins on or immediately after the Executive’s termination of employment due to death or total disability.

5.2   Termination by the Company without Cause.

The Company may terminate the Executive’s employment at any time without Cause as such term is defined in Section 5.3 below, in which case, subject to Section 23:

(i)   The Executive shall be paid a lump sum cash payment, payable within 30 days after his termination of employment, equal to the total Salary which would have been paid to him under this Agreement for the remainder of the Term, based on a Salary rate equal to the greater of (A) the rate in effect on the Effective Date, or (B) the rate in effect on termination of his employment; and

(ii)          The Executive shall be entitled to a lump sum payment payable within 30 days after his termination of employment equal to the amount of annual bonuses which would have been paid to him under this Agreement for the remainder of the Term based upon the bonus rate per annum that is equal to the bonus paid or payable by the Company to the Executive for the immediately preceding bonus year; and

(iii)         Benefits (as described in Sections 4(c) and 4(d) above) shall continue to be provided to the Executive by the Company during the period of Salary continuation described in item (i) above as if the Executive’s employment had continued for the remainder of the Term; provided, however, that to the extent any such benefit cannot be continued as a matter of law during the remaining period of the Term because the Executive is no longer employed by the Company or because providing the benefit would subject the Executive to additional income taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay the Executive in accordance with the Company’s payroll procedures (commencing with the first payroll period that begins on or immediately after the termination by the Company of the Executive’s employment without cause) an amount equal to its cost of providing such benefit at the same rate or level as such benefit was provided or available at the time the benefit was required as a matter of law to be discontinued because the Executive ceased to be employed by the Company or because providing the benefit would subject the Executive to additional income taxes under Section 409A of the Code and; provided, further, that any such benefit shall be discontinued on the date that the Executive becomes entitled to coverage for a substantially equivalent rate or level of a comparable benefit as a result of his employment by a successor employer.

5.3   Termination by the Company for Cause.

If the Company terminates the Executive’s employment for Cause, as defined in this Agreement, subject to Section 23, the Executive shall be entitled only to Salary, and any benefits, accrued as of the effective date of termination. Any other benefits shall be determined under applicable plans, programs or other coverages of the Company. For purposes of this Agreement, the term “Cause” shall mean:

(i)   the Executive’s conviction for, or plea of nolo contendere to, a felony; or

(ii)          the commission by the Executive of an act involving fraud or intentional dishonesty, which act is intended to result in substantial personal enrichment of the Executive at the expense of the Company or any of its subsidiaries; or

(iii)         the Executive’s material breach of any material provision of this Agreement which remains uncorrected for 30 days after written notice and an opportunity to correct; or

(iv)         the Executive’s knowing and willful misconduct in the performance of his duties, which continues for 30 days after written notice from the Company and which results in material injury to the reputation, business or operation of the Company or any of its subsidiaries.

The existence of “Cause” shall be determined by an affirmative vote of not less than two-thirds of the members of the Board of Directors of the Company. If the requisite affirmative vote by two-thirds of the members of the Board of Directors of the Company is not obtained, any termination of the Executive’s employment by the Company shall be deemed to be a termination by the Company without Cause.

5.4   Voluntary Termination by the Executive Without Good Reason.

The Executive may terminate his employment at any time without Good Reason (as such term is defined in Section 5.5 below) on 30 days’ written notice, in which case, subject to Section 23, the Executive shall be entitled only to his Salary earned through the effective date of termination and any benefits accrued as of the effective date of termination as determined under applicable plans, programs or other coverages of the Company.

5.5   Termination of the Executive for Good Reason.

In the event the Executive’s employment by the Company is terminated by the Executive for Good Reason, as defined in this Section 5.5, such termination shall be deemed to be a termination by the Company of the Executive’s employment without Cause, as such term is defined in Section 5.3 above, in which case, subject to Section 23, the Executive shall be entitled to the benefits described in Section 5.2 of this Agreement. For purposes of this Agreement, the term “Good Reason” shall mean any one of the following shall have occurred and shall not been corrected within thirty days following written notice by the Executive to the Company:

(i)   the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company, or any affiliate which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(ii)          any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(iii)         the Company’s requiring the Executive to be based at any office or location other than that described in Section 1 hereof, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv)         any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement.

For purposes of this Section 5.5, any good faith determination of “Good Reason” made by the Executive shall be final and binding upon the Parties, unless, within thirty days following the Executive’s providing written notice to the Company under the first sentence of this Section 5.5, not less than two-thirds of the members of the Board of Directors of the Company affirmatively votes not to confirm the Executive’s determination that such termination is for Good Reason. If two-thirds of the members of the Board of Directors of the Company affirmatively vote not to confirm the Executive’s determination that such termination is for Good Reason, any termination by the Executive of his employment by the Company shall be deemed to be a termination by the Executive without Good Reason.

6.     Non-Competition.

The Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on the Executive’s agreement to the provisions of this paragraph 6 and that the Executive’s breach of the provisions of this paragraph 6 could materially damage the Company. Subject to the further provisions of this Agreement and in consideration of the Company’s agreement to provide the Executive Confidential Information (as defined in Section 7) to which the Executive did not have access prior to the execution of this Agreement, and the receipt of which is hereby acknowledged, during the term of his employment hereunder, and, for the period extending to the first anniversary of his termination of employment for any reason other than termination of the Executive’s employment by the Company without Cause or termination of the Executive’s employment by the Executive for Good Reason (the “No-Compete Period”), the Executive shall not, directly or indirectly, manage, control, participate in, consult with, render services to, or in any manner engage in any pumping unit or gear manufacturing business (the “Subject Businesses”) with (any such action to be referred to as an “Association” with) any person, corporation, partnership, trust or other business organization (any such person or entity to be referred to as a “Person”) if such business is directly competitive with the Subject Businesses of the Company; provided, however, that the foregoing shall not restrict the Executive from having an Association with a Person that is engaged in the Subject Businesses so long as the Executive is not personally involved in a material respect in the Subject Businesses of such Person, it being understood that an indirect supervisory role of a Subject Business and other businesses of such Person shall not constitute involvement in a material respect. If any court having jurisdiction determines that the provisions of this Section 6 are not enforceable to the fullest extent, because of the provisions as to the time period, the geographical area or the scope of activity covered, the Parties agree that such court may narrow any such provision as the court deems necessary to enforceability, and this Section 6 shall be enforced as so narrowed.

The Executive acknowledges that monetary damages would not constitute an adequate remedy for the Company in the event of a breach of this Section 6, and he therefore agrees that the Company shall be entitled to injunctive or other equitable relief for the enforcement hereof. However, in no event shall an asserted violation of the provisions of this Section 6 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

7.     Confidential Information.

(a)    The Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. The Executive further acknowledges and agrees that the Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws and that unauthorized disclosure or unauthorized use of the Company’s Confidential Information would irreparably injure the Company.

(b)    Both during the term of the Executive’s employment and after the termination of the Executive’s employment for any reason (including wrongful termination), the Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to the Executive. The Executive shall not, at any time (either during or after the term of the Executive’s employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties and except such person or persons to whom such information is required to be divulged, in which case the Executive shall give the Company prompt notice of such required disclosure and use his reasonable best efforts, in cooperation with the Company, to defend against any such required disclosure), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the Board of Directors, or permit any other person to do so. The Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to the Executive.

(c)    Upon the termination of the Executive’s employment with the Company for any reason, and upon request of the Company at any other time, the Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, the Executive shall certify to the Company in writing that all such materials have been returned.

(d)    As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Company and whether or not developed by the Executive) that is not generally known to persons in the Subject Businesses. Confidential Information includes, but is not limited to, the following: all trade secrets of the Company; all information that the Company has marked as confidential or has otherwise described to the Executive (either in writing or orally) as confidential; all nonpublic information concerning the Company’s products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes.

(e)    However, in no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

8.     Indemnification.

8.1    If at any time the Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Company shall indemnify the Executive and hold him harmless against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by law.

8.2    Expenses (including attorneys’ fees) incurred by the Executive in appearing at, participating in, or defending any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Executive to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified.

8.3    All claims for indemnification under this Agreement shall be asserted and resolved as is set forth below in this Section 8.3.

(a)    The Executive (i) shall promptly notify the Company of any third-party claim or claims asserted against him (“Third Party Claim”) that could give rise to a right of indemnification under this Agreement and (ii) shall transmit to the Company a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of his request for indemnification under this Agreement.

(b)    Within 30 days after receipt of any Claim Notice (“Election Period”), the Company shall notify the Executive (i) whether the Company disputes its potential liability to the Executive under this Section 8 with respect to such Third Party Claim and (ii) whether the Company desires, at its sole cost and expense, to defend the Executive against such Third Party Claim by any appropriate proceedings, which proceedings shall be prosecuted diligently by the Company to a final conclusion or settled at the discretion of the Company in accordance with this Subsection 8.3(b). The Company shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Executive is hereby authorized, at the Company’s sole cost and expense (but only if he is actually entitled to indemnification hereunder or if the Company assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which he shall deem necessary or appropriate to protect his interests or those of the Company and not prejudicial to the Company. If requested by the Company, the Executive agrees, at the Company’s sole cost and expense, to cooperate with the Company and its counsel in contesting any Third Party Claim that the Company elects to contest, including without limitation, through the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Executive may participate in but not control, any defense or settlement of any Third Party Claim controlled by the Company pursuant to this Section 8.3 and the Company shall bear his costs and expenses with respect to such participation.

(c)    If the Company fails to notify the Executive within the Election Period that the Company elects to defend the Executive pursuant to Subsection 8.3(b), or if the Company elects to defend the Executive pursuant to Subsection 8.3(b) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Executive shall have the right to defend, at the sole cost and expense of the Company, the Third Party Claim. The Executive shall have full control of such defense and proceedings; provided, however, that the Executive may not enter into, without the Company’s consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Company has delivered a written notice to the Executive to the effect that the Company disputes its potential liability to the Executive under this Section 8, and if such dispute is resolved in favor of the Company by final, nonappealable order of a court of competent jurisdiction, the Company shall not be required to bear the costs and expenses of the Executive’s defense pursuant to this Section 8 or of the Company’s participation therein at the Executive’s request, and the Executive shall reimburse the Company promptly in full for all costs and expenses of such litigation. The Company may participate in, but not control, any defense or settlement controlled by the Executive pursuant to this Section 8.3(c), and the Company shall bear its own costs and expenses with respect to such participation.

(d)    The indemnification provided by this Section 8 shall apply whether or not the negligence of a party is alleged or proved.

9.     Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

10.   Assignability; Binding Nature.

This Agreement is binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors, heirs, administrators, executors and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive except that (i) his rights to compensation and benefits hereunder, which rights shall remain subject to the limitations of this Agreement, may be transferred by will or operation of law, and (ii) his rights under employee benefit plans or programs as referred to in Section 4, above, may be assigned or transferred in accordance with such plans or programs. No rights or obligations of the Company under this Agreement may be assigned or transferred except that such rights or obligations may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

11.   Effect of Agreement.

This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto.

12.   Amendments and Waivers.

This Agreement may not be modified or amended except by a writing signed by both Parties. A Party may waive compliance by the other Party with any term or provision of this Agreement, or any part thereof, provided that the term or provision, or part thereof, is for the benefit of the waiving Party. Any waiver shall be limited to the facts or circumstances giving rise to the noncompliance and shall not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this Agreement, nor shall it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

13.   Arbitration.

Except with respect to injunctive relief which may be sought by the Company or the Executive, the Parties agree to resolve any and all claims or controversies arising out of or relating to this Agreement, the Executive’s employment and/or termination of employment with Company including, but not limited to, claims for wrongful termination of employment, and claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Equal Pay Act, Chapter 21 of the Texas Labor Code, formerly known as the Texas Commission on Human Rights Act, the retaliatory discharge provisions of the Texas Worker’s Compensation Act, the Texas Pay Day Act, and any similar state law or local ordinance by binding arbitration under the Federal Arbitration Act, before one arbitrator in the City of Houston, State of Texas, in a non-administered proceeding under the American Arbitration Association National Rules for the Resolution of Employment Disputes. The Parties further agree that the work of the Executive involves interstate commerce, the award rendered by the arbitrator is final and binding, and judgment thereon may be entered in any court having jurisdiction thereof. The invalidity of unenforceability of any provision of this Section 13 shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. If any Party to this Agreement brings legal action to enforce the terms of this Agreement against another Party to this Agreement, except as may otherwise be ordered by the court or other forum, each such Party shall be liable for his or its own expenses incurred in such legal action including costs of court or other forum and the fees and expenses of counsel.

14.   Notices.

Any notice given hereunder shall be in writing and shall be deemed given when delivered personally or by courier, or five days after being mailed, certified or registered mail, duly addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently provide:

To the Company:	Lufkin Industries, Inc.
601 South Raguet
Lufkin, Texas 75901
Attn: Secretary

with a copy to:	Michael O’Leary, Esq.
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002

To the Executive:	Larry M. Hoes
108 Suntory Way
Lufkin, Texas 75901

15.   Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.   Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17.   References.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

18.   Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAW.

19.   Legal Fees.

The Company promptly shall reimburse the Executive for all of his reasonable legal fees and expenses incurred in connection with the negotiation and documentation of this Agreement.

20.   Mitigation.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

21.   Headings.

The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22.   Counterparts.

This Agreement may be executed in one or more counterparts.

23.   Compliance with Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and, as a result, this Agreement (i) shall automatically be amended to the extent necessary to incorporate any provisions required to ensure such compliance (which the Parties hereby agree are hereby adopted, approved, consented to, ratified and incorporated herein by reference) and (ii) shall be construed, interpreted and operated in a manner that will ensure such compliance. Without limiting the scope of the preceding provisions of this Section 23, to the extent that the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) at any time prescribed under regulations or other regulatory guidance issued under Section 409A of the Code, no distribution or payment that is subject to Code Section 409A shall be made under this Agreement on account of the Executive’s separation from service with the Company (at any time when the Executive is deemed under regulations or other regulatory guidance issued under Code Section 409A to be a specified employee described in Code Section 409A and regulations or other regulatory authority issued thereunder and any stock of the Company is publicly traded on an established securities market or otherwise) before the date that is the first day of the month that occurs six months after the date of his separation from service (or, if earlier, the date of death of the Executive or any other date permitted under regulations or other regulatory guidance issued under Code Section 409A).

IN WITNESS WHEREOF, the Parties have executed this Agreement effective for all purposes as the date first written above.

LUFKIN INDUSTRIES, INC.

By:	/s/	Douglas V. Smith
Name:		Douglas V. Smith
Title:		President & CEO

EXECUTIVE

/s/ Larry M. Hoes
Name:	Larry M. Hoes
Title:	Vice President and General Manager- Oil Field Division